Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective this 1st day of January, 2008 (the “Effective Date”), by and among Sunshine Savings Bank, a Federal savings bank, referred to herein as (“Employer” or “Sunshine”), and Louis O. Davis, Jr. (“Executive”), an individual resident of Tallahassee, Florida.

RECITALS

WHEREAS, the parties wish to enter into an employment agreement; and

WHEREAS, the Employer and Executive desire to set forth certain benefits to which Executive would be entitled to receive as compensation for his employment hereunder and in the event that Executive’s employment is terminated under certain circumstances as described herein;

AGREEMENT

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

1.           Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer, subject to the terms and provisions of this Agreement

2.           Term. The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then remaining term, provided that: (1) the Bank has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.           Duties: Extent of Services. Executive shall perform for Employer all duties incident to the position of President and Chief Executive Officer of Sunshine. In addition, Executive shall engage in such other services for Employer or its affiliates, as Employer from time to time shall direct, commensurate with his position. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer’s business; provided that nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his responsibilities on civic or religious boards as long as such activities do not interfere with his duties and obligations under this Agreement, and provided further that with the approval of the Board of Directors (which approval shall not be unreasonably withheld), from time to time Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in companies or organizations which, in the Board’s sole judgment, will not present any conflict of interest with Sunshine or any performance of Executive’s duties under this Agreement, or which will not violate any applicable statute, rule or regulation.

4.           Compensation.

During the Term of this Agreement, Executive shall be entitled to the following benefits:

a.           Base Salary: Executive’s total annual base salary shall be an amount not less than $178,000. Such base salary shall be payable to Executive in such installments as salary payments are customarily made to executives of Sunshine.

b.           Payment of Club Fees, etc.: Sunshine shall pay the costs of Employee’s membership in The Governor’s Club, Inc., Tallahassee, Florida. Sunshine shall pay fees for any civic or other clubs which, after consultation with the Board of Directors, Executive joins for Employer’s benefit.

c.           Life Insurance: In addition to the life insurance coverage provided to all executive officers of Sunshine, Employer shall provide Employee with additional term life insurance with a death benefit in the amount of $500,000.

d.           Other Insurance: Sunshine shall provide fully paid health insurance (employee and dependents, customary plan) and fully paid long-term disability insurance, and family dental insurance.

e.           Retirement Plans: Sunshine shall provide Executive access to standard plans offered by Employer, including profit sharing and 401K Plans.

f.           Paid Leave Time: Executive shall be entitled to 30 days paid time off per year.

g.           Other executive compensation plans: Executive shall have full participation in other executive level compensation plans offered by the Employer and affiliates until termination of this Agreement. Executive shall be entitled to participate in any and all health, disability, performance bonus, stock option or other program as may be made available from time to time to executives of Sunshine.

h.           Reimbursement of Expenses: Sunshine shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement, including, but not limited to, reasonable entertainment expenses, whether incurred at Executive’s residence, while traveling, or otherwise. All requests for reimbursement shall be in writing and shall be submitted by Executive to Sunshine during the calendar month immediately following the month during which such expense was incurred. Each such request shall contain sufficient detail to enable Sunshine to deduct the requested reimbursement for federal income tax purposes.

5.           Disclosure of Information. Executive will not, during or after the term of this Agreement: (i) disclose any confidential information or any information regarding the business or operation of Employer to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever; or (ii) use any confidential information for any reason other than to further the business of Employer. Executive agrees to return any written confidential information and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise).

6.           Termination.

a.           Employer shall be obligated to comply with all provisions of this Agreement and may terminate Executive for any reason upon prior Notice of termination to Executive.

b.           If: (i) Employer terminates Executive’s employment hereunder for Cause, Disability or Executive’s death; or (ii) if Executive terminates his employment hereunder without Good Reason, Executive shall not be entitled to any further compensation or other benefits from Employer after the date of termination.

c.           If Employer terminates Executive’ s employment hereunder other than for Cause, Disability or Executive’s death: (i) all rights and obligations specified in Section 4 shall survive any such termination for the remainder of the term of this Agreement; and (ii) Executive shall continue to receive the benefits and compensation provided for in Section 4 for the remainder of the term of this Agreement and Employer shall pay Executive in cash the annual compensation in Section 4.a. payable in equal monthly installments for the remainder of the term of this Agreement.

d.           If Executive terminates his employment hereunder for Good Reason: (i) all rights and obligations specified in Section 4 shall survive any such termination for the remainder of the term of this Agreement; and (ii) Employer shall pay Executive in cash the annual compensation in Section 4 payable in equal monthly installments for the remainder of the term of this Agreement.

e.           The provisions of Section 5 and the Executive’s rights under Section 4.e. and under any stock option plan shall survive regardless of any termination of Executive’s employment hereunder, whether voluntary or involuntary.

7.           Suspension/Termination Pursuant To Regulator Action

a.           If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of Sunshine’s affairs pursuant to actions taken by the Office of Thrift Supervision (“OTS”) or by notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818[e][3] and Section 1818[g][1]), Sunshine’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Sunshine may, in its discretion: (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

b.           If the Employee is removed from office and/or permanently prohibited from participating in the conduct Sunshine’s affairs by an order issued by the OTS or by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. Sections 1818[e](4] and [g][1]), all obligations of Sunshine under this Agreement shall terminate as of the effective date of the order, but vested rights of the Employee as of the date of termination shall not be affected.

c.           If Sunshine is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813[x][1]) to mean an adjudication or other official determination by any court of competent jurisdiction, the appropriate federal banking agency or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for Sunshine, all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Employee and Sunshine as of the date of termination shall not be affected.

d.           Regulatory Termination. All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of Sunshine:

(i)
by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Sunshine under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(ii)
by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of Sunshine, or when Sunshine is determined by the Director to be in unsafe or unsound condition.

e.           Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

8.           Post-Employment Obligations. Employer shall pay to Employee such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Employee’s post-employment cooperation. Such cooperation shall include the following:

a.           Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

b.           Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any financial institution regulatory agency;

c.           Employee shall keep Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

d.           Employee shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals and other written materials.

e.           Employee has resigned his position as a Director of Sunshine.

f.           Employee shall comply with restrictive covenants;

g.           Employee shall comply with any other reasonable request of Employer.

Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

9.           Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer for any reason, Employer may, at its election, set off and collect any sums due Employer out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination or expiration of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. The prevailing party shall be entitled to judgment for all expenses and Attorneys’ Fees actually or necessarily incurred by Employer in connection with any collection proceeding relating to Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

10.           Maintenance of Trade Secrets and Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of the Employer’s trade secrets and confidential information. Employee shall not, either during the term, or after termination or expiration of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of Employer’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets or other confidential information relating to Employer’s business. Upon termination or expiration of this Agreement or Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer all records and papers and all materials which bear employment trade secrets or confidential information.

11.           Competitive Activities.

a.           Limitation on Outside Activities. Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of Employer. Notwithstanding the foregoing, Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities which cause Employee to devote time to such investments, commitments, positions or activities which interfere with Employee’s position with, and obligations to Sunshine.

b.           Agreement Not to Compete. Employee acknowledges that by virtue of his employment with Employer, Employee will acquire an intimate knowledge of the activities and affairs of Sunshine, including trade secrets and other confidential matters. Employee, therefore, agrees that during the term of this Agreement, and for a period of one year following the termination of Employee’s employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider operating, or intending to operate, in Leon County or any contiguous county, or with any Person whose intent it is to organize another such company or entity to be operated in Leon County or contiguous county. Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

c.           Non-Solicitation Agreement. Employee further agrees that: (i) for a period of one year following the termination of Employee’s employment for any reason, Employee shall not directly or indirectly solicit the business of any then current customer of Sunshine, both loan customers and depositors, regardless of whether or not Employee was responsible for generating such customer’s business for Sunshine; and (ii) Employee shall not directly or indirectly solicit or induce any employee of Employer to terminate such employment or to become employees of any other person or entity;

12.           Notice. For the purposes of this Agreement, notices and demands shall be deemed given when sent by United States mail, by facsimile or by a reputable overnight express courier, addressed in the case of Sunshine to Sunshine Savings Bank, 1400 E. Park Avenue, Tallahassee, Florida 32301, Attention: Chairman of the Board of Directors, or in the case of the Executive to Louis O. Davis, Jr, 123 N. Monroe Street, Unit #1206, Tallahassee, Florida 32301.

13.           Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Sunshine.

14.           Validity. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

15.           Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Sunshine. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

16.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a.           The termination of the Executive’ s employment shall be for “Cause” if it is a result of:

i.           any act that (A) constitutes, on the part of the Executive, fraud, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or an act of moral turpitude, intentional failure to perform duties required by this Agreement, or (B) breach of fiduciary duty which is demonstrably likely to lead to material injury to Sunshine and which was intended to result in direct or indirect financial gain to or personal enrichment of the Executive; or

ii.           the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

iii           a willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or of a final cease-and-desist order;

iv.           a material breach of any provision of this Agreement

v.           the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state laws or regulations which may be in effect from time to time;

b.           “Disability” shall mean a physical or mental infirmity which impairs the Executive’ s ability to substantially perform his duties with Employer for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both Employer and the Executive which shall not be unreasonably withheld.

c.           “Good Reason” shall mean the occurrence of any of the events or conditions described in subsection (i) through (vii) hereof:

i.           a change in the Executive’s status, title, position or responsibilities {including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, office, title, position or responsibilities as in effect at any time; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, office, title, position or responsibilities as in effect at any time; any removal of the Executive from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility; or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his.

ii.           a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due.

iii.           Employer requiring the Executive to be based at any place outside a 50-mile radius from the executive offices occupied by the Executive on the effective date hereof unless mutually agreed to by Employer and Executive, except for reasonably required travel on Employer’s.

iv.           the failure by Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating on the Effective Date or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive.

v.           the insolvency, or the filing by any person or entity, including Sunshine, of a petition for bankruptcy of Sunshine, or other relief under any other moratorium or similar law, which petition is not dismissed within 60 days;

vi.           any material breach by Sunshine of this Agreement not remedied within 30 days of notice of such breach by Executive to Employer.

vii.           any purported termination of the Executive’s employment for Cause by Sunshine which does not comply with the terms of this Agreement.

e.           “Notice of Termination” shall mean a written notice of termination from Sunshine or the Executive which species an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

f.           “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of Sunshine as of the date first above written.

	Witnesses:	EXECUTIVE

Louis O. Davis, Jr.

Attest:		SUNSHINE SAVINGS BANK

By:		By:
Its:	Secretary	Its:	Chairman of the Board

AMENDMENTS TO THE
EMPLOYMENT AGREEMENT BETWEEN
LOUIS O. DAVIS, JR. AND SUNSHINE SAVINGS BANK
TO COMPLY WITH INTERNAL REVENUE CODE SECTION 409A

WHEREAS, on January 1, 2008, Louis O. Davis entered into an employment agreement with Sunshine Savings Bank (the “Agreement”); and

WHEREAS, the Agreement includes provisions that provide for deferred compensation and therefore must be amended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance of general applicability issued thereunder; and

WHEREAS, the Agreement may be amended by a writing signed by the parties to the Agreement.

NOW, THEREFORE, the foregoing considered be it:

RESOLVED, That effective January 1, 2008, the Agreement be amended to include the Appendix A which is attached hereto and included herein by this reference.

IN WITNESS WHEREOF, this Amendment has been executed, this 30 day of December, 2008, effective as of January 1, 2008.

SUNSHINE SAVINGS BANK

By:

LOUIS O. DAVIS

By:

APPENDIX A
Provisions Relating to Code Section 409A

1.	Timing of Annual Incentive Plan and Bonus Payments.

Bonus and incentive payments provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Executive obtains a legally binding right to such payments.

2.	Termination Payments under Paragraphs 6(c) and (d)

Payments under Paragraphs 6(c) and (d) shall be subject to the following provision:

No payment shall be made under Paragraph 6(c) or 6(d) unless the Executive experiences a “separation from service” (as that phrase is defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), taking into account all rules and presumptions provided for in the Section 409A regulations). If and to the extent payments under Paragraph 6(c) or 6(d) constitute deferred compensation under Section 409A, and the Executive is a “specified employee” (as defined in Section 409A), then those deferred compensation payments shall be delayed for six months following the Executive’s “separation from service” (as defined above). Any payments delayed on account of the preceding sentence shall be paid upon the later of (i) when the payments are scheduled to be paid under the Agreement or (ii) the first day of the seventh month following the date of the Executive’s separation from service, and shall equal the aggregate of the deferred compensation payments the Executive would have received but for the preceding sentence. To the extent permitted by Section 409A, such deferred compensation payments shall be treated as paid after amounts that are treated as involuntary termination payments under a separation pay plan (which are not subject to Section 409A and or the delayed distribution rules).

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